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                                                                    EXHIBIT 11.4

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                 VIRATEK, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The computation of net income per share for the years ended December 31, 1991, 1992 and 1993 and for the first six months of 1993 and 1994 is as follows:

                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                               -------------------
                                                1991(1)    1992(1)   1993(1)   1993(1)      1994
                                                --------   -------   -------   --------   --------
PRIMARY
Net income (loss).............................  $  3,587   $ 1,817   $  (822)  $   (822)  $ (1,331)
                                                --------   -------   -------   --------   --------
Average common shares outstanding.............    14,747    14,838    16,937     16,228     18,113
Dilutive common equivalent shares issuable
  upon the exercise of options and warrants
  currently outstanding to purchase common
  shares......................................       355       411        --         --         --
                                                --------   -------   -------   --------   --------
                                                  15,102    15,249    16,937     16,228     18,113
                                                --------   -------   -------   --------   --------
Net income (loss) per share...................  $    .24   $   .12   $  (.05)  $   (.05)  $   (.07)
                                                ========   =======   =======   ========   ========
FULLY DILUTED
Net income (loss).............................  $  3,587   $ 1,817   $  (822)  $   (822)  $ (1,331)
                                                --------   -------   -------   --------   --------
Average common shares outstanding.............    14,747    14,838    16,937     16,228     18,113
Dilutive common equivalent shares issuable
  upon the exercise of options and warrants
  currently outstanding to purchase common
  shares......................................       457       400       407        786        281
                                                --------   -------   -------   --------   --------
                                                  15,204    15,238    17,344     17,014     18,394
                                                ========   =======   =======   ========   ========
Net income (loss) per share...................  $    .24   $   .12   $  (.05)  $   (.05)  $   (.07)
                                                ========   =======   =======   ========   ========

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(1) In December 1993, Viratek declared a fourth quarter 1993 stock dividend of
    5%. All share and per share amounts have been restated to reflect this stock dividend.